Exhibit 99.2

Financial Strategies Acquisition Corp. Announces Closing of $100 Million Initial Public Offering, which Includes Full Exercise of the Underwriters' Over-Allotment Option

Dallas, Texas, December 14, 2021 – Financial Strategies Acquisition Corp. (NASDAQ: FXCOU, the “Company”) announced today that it closed its initial public offering of 10,005,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at $10.00 per unit, resulting in total gross proceeds of $100,050,000. Each unit consists of one share of Class A common stock, one right and one redeemable warrant. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial business combination, and each redeemable warrant entitles the holder thereof to purchase one share of Class A common stock at $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock, rights and warrants are expected to be listed on NASDAQ under the symbols “FXCO,” “FXCOR” and “FXCOW,” respectively. The units began trading on NASDAQ under the ticker symbol “FXCOU” on December 10, 2021.

I-Bankers Securities, Inc. acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 9, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting I-Bankers Securities, Inc., 1208 Shady Ln N., Keller, Texas 76248. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Financial Strategies Acquisition Corp.

Financial Strategies Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. Financial Strategies Acquisition Corp. intends to focus its initial search on target businesses in the financial technology and financial services industries with an equity value of approximately $300 million to $500 million. The proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the Company’s anticipated use of net proceeds, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Horst Rzepka

Chief Financial Officer, Financial Strategies Acquisition Corp.

Tel: +1 (469) 851 9070

Email: cfo@finspac.com

Media Contact:

Alexander V. Schinzing

Celtic Asset & Equity Partners Ltd.

Tel: +1 (469) 265 7180

Email: contact@celticequitypartners.com